Ansoft Corporation Revises Second Quarter Revenue Guidance

PITTSBURGH – November 4, 2004 — Ansoft Corporation (NASDAQ: ANST) today announced that it expects revenue to increase approximately 30% compared to the same period a year ago, exceeding the upper end of the Company’s previous guidance of a 15% increase. The Company plans to report its second quarter results as well as updated guidance for the fiscal year on November 18th.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties about the Company’s business that are detailed from time to time in the Company’s SEC reports, including the reports on Form 10-K for the year ended April 30, 2004.